EXHIBIT 99.2

Midway Gold Announces Initial Underground Resource for Midway Project, Nevada

April 1, 2011

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (the “Company”) announces the results of an initial underground resource evaluation of the Midway project located in Nye County, Nevada.  The accompanying National Instrument (NI) 43-101 technical report to be filed on SEDAR within 45 days contains a technical and scientific review of information regarding the project and makes certain recommendations for future work programs.  A summary of the conclusions in the technical report is provided below.  The NI 43-101 report was independently prepared by Gustavson Associates, LLC (“Gustavson”) of Lakewood, Colorado.

A resource estimate prepared by Mine Development Associates in 2005 using an open pit mining scenario calculated an inferred low grade resourceof 5.5 million short tons containing 215,500 ounces of gold at an average grade of 0.039 oz/ton gold.  While the Company considers the 2005 estimate valid, it believes preferred and optimal development at the Midway project may bethrough underground mining focused on the structurally controlled gold zones.  Underground mining also recognizes certain site sensitivities involving archaeology and groundwater considerations that partially formed the basis for a recent cooperative agreement with the Town of Tonopah (see press release dated February 17, 2011).  Core drilling designed to further define additional veins is in progress and is anticipated to continue throughout the year.  The Company has also undertaken a program to implement the recommendations of Gustavson as noted below.  Management will assess the results of these efforts and will commission further independent analysis as and when required.

Therefore, the current NI 43-101 compliant resource estimate was commissioned to evaluate a limited number of vein-like structures primarily in the Discovery Zone.  Gustavson modeled mineralization using an Indicator Kriging method to analyze zones of potential high grade mineralization that may or may not correspond to modeled veins but which mayrepresent veins that have not yet been modeled.  This indicator model was calibrated by comparison with the modeled vein cross sections, and appears to have identified higher grade areas with continuous gold mineralization that could possibly be mined by underground methods.

  Midway Project Initial Inferred Underground Resource
Cutoff Grade (oz/ton)	Short Tons (thousands)	Grade (oz/ton)	Ounces
0.1000	114.0	0.3017	34,394
0.0750	127.0	0.2813	35,725
0.0500	130.0	0.2758	35,854
0.0200	131.0	0.2742	35,920

Recommendations

Gustavson recommends the following work plan, which the Company has commenced:

●	Twin a select number of reverse circulation drill holes in the various mineralized zones by diamond drill core to compare methodologies and resulting assay results.

●	Compile, analyze and document QA/QC data generated by Midway and Chemex for all assays completed since 2004.
●	As part of an ongoing QA/QC program with drill samples, submit blank samples at the rate of 2%.
●	Compile, analyze and document the metallic screen assay results as compared with the original fire assays and/or with duplicate analyses run on the same samples.
●	Conduct future definition drilling with diamond drill core and restrict reverse circulation drilling to exploration activities.

This release has been reviewed and approved by Mr. Donald E. Hulse (P.E.), Principal Mining Engineer of Gustavson, and a "qualified person" as that term is defined in NI 43-101.  This release has also been reviewed and approved for Midway by Mr. William S. Neal (M.Sc. and CPG), Vice President of Geological Services of Midway, and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the Midway project and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the Midway  project, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release uses the terms "reserve" and "mineral resource", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. The references to a "geologic reserve" and "ounces" of gold in this press release are not normally permitted under the rules of the SEC. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports contained in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.